Exhibit 99.1

Contact:

Mary McGowan

Summit IR Group Inc.

(408) 404-5401

mary@summitirgroup.com

Stratex Networks Extends and Expands Credit Facility Arrangement

SAN JOSE, Calif., May 9, 2005 – Stratex Networks, Inc. (Nasdaq: STXN), a leading provider of wireless transmission solutions, today announced that it has reached agreement with Silicon Valley Bank, the primary subsidiary of Silicon Valley Bancshares (Nasdaq: SIVB), to extend the company’s credit facility to April 2007. The total available amount under this credit facility arrangement is $35 million, including a 4-year term loan and a revolving credit facility. This facility will provide resources for potential working capital requirements and other corporate purposes as needed.

“The flexibility afforded us by this expanded credit line will provide added assurance as we continue to successfully ramp Eclipse™, our innovative wireless network solution,” said Carl Thomsen, senior vice president and chief financial officer of Stratex Networks.

About Stratex Networks

With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world’s leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers’ needs in wireless high-capacity transmission technology. Additional information is available at www.stratexnet.com.